Equinix Reports Third Quarter 2018 Results

Interconnection and Data Center Leader Delivers 63rd Consecutive Quarter of Revenue Growth

REDWOOD CITY, Calif., Nov. 1, 2018 /PRNewswire/ --

  Quarterly revenues increased 11% year-over-year to $1.284 billion; a 9% year-over-year increase on a normalized and constant currency basis
  Significant number of new wins in multiple verticals in Q3, with notable outperformance from content and digital media and enterprise
  Seven new expansions announced

Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today reported quarterly results for the quarter ended September 30, 2018. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

Third Quarter 2018 Results Summary

  Revenues
    $1.284 billion, a 2% increase over the previous quarter
  Operating Income
    $266 million, a 24% increase over the previous quarter, an operating margin of 21%
  Adjusted EBITDA
    $613 million, a 48% adjusted EBITDA margin
    Includes $9 million of integration costs for acquisitions
  Net Income
    $125 million, an 85% increase over the previous quarter
    Includes $9 million of integration costs for acquisitions
    Diluted earnings per share of $1.55, an 82% increase compared to prior quarter
  AFFO
    $402 million, a 6% decrease from the previous quarter
    Includes $9 million of integration costs for acquisitions

2018 Annual Guidance Summary

  Revenues
    $5.060 - $5.070 billion, a 16% increase over the previous year or a normalized and constant currency increase of 9%; an $8 million increase compared to prior guidance after absorbing a $7 million negative FX impact
  Adjusted EBITDA
    $2.400 - $2.410 billion or a 48% adjusted EBITDA margin, an increase of $6 million compared to prior guidance after absorbing a $3 million negative FX impact
    Assumes $40 million of integration costs for acquisitions
  AFFO
    $1.619 - $1.639 billion, a 13% increase over the previous year, an increase of $13 million compared to prior guidance after including a $3 million FX benefit
    Assumes $40 million of integration costs for acquisitions

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Quote
Charles Meyers, President and CEO, Equinix:

"I am extremely proud of our track record of success in my eight years as a member of the leadership team, and that track record continues this quarter with our 63rd quarter of consecutive revenue growth. Since 2010, we have more than quadrupled the size of our business, and we have invested $22 billion in capital to build the world's leading interconnection platform, positioning us as the trusted center of a cloud-first world. As CEO I will build on this strong foundation, and we will remain focused on extending our core sources of differentiation: superior global reach; market-leading network and cloud density; the industry's most comprehensive interconnection portfolio; scaled digital ecosystems; and an unwavering commitment to service excellence."

Q3 Business Highlights

  In September, Equinix announced the appointment of Charles Meyers as President and CEO. Meyers is an eight-year veteran of the company having held the previous positions of President of Strategy, Services and Innovation and Chief Operating Officer for Equinix.
  Equinix continued to invest in building out its global platform in Q3 in response to strong customer demand and a high level of inventory utilization:
    Equinix completed nine expansion projects in eight markets including Culpeper, Frankfurt, Houston, Melbourne, Miami, Rio de Janeiro, Singapore and two in São Paulo.
    Continuing its investment in organic growth and expansion, Equinix has 30 expansion projects currently underway across 21 markets in all three regions, including seven newly announced expansions in Frankfurt, Helsinki, London, Madrid, Osaka, Seattle and Warsaw.
  Customers continue to leverage the global scope of Platform Equinix® to achieve a distributed digital edge. In Q3, more than 59% of revenues came from customers deployed across all three regions, and 85% came from customers deployed across multiple metros.
  Equinix achieved a significant number of new wins across multiple verticals in Q3. The content and digital media vertical experienced record bookings this quarter led by Asia-Pacific with customer expansions from Alibaba and Tencent. The enterprise vertical continued to be the company's fastest growing vertical, led by the manufacturing, healthcare and travel sub-segments.
  Interconnection revenues continued to outpace colocation revenues in Q3, reflecting the movement towards Interconnection Oriented Architecture® (IOA®) strategies and the adoption of hybrid multicloud as the preferred IT deployment model. Cross connects between customers increased to more than 294,000, and the Equinix Cloud Exchange Fabric™ (ECX Fabric™) platform now serves more than 1,300 customers.

Business Outlook

For the fourth quarter of 2018, the Company expects revenues to range between $1.299 and $1.309 billion, an increase of 2% quarter-over-quarter, on both an as-reported and a normalized and constant currency basis. Adjusted EBITDA is expected to range between $604 and $614 million, which includes deferred costs from Q3, higher utilities costs and $15 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $66 and $76 million.

For the full year of 2018, total revenues are expected to range between $5.060 and $5.070 billion, an increase of 16% year-over-year, or a normalized and constant currency growth rate of approximately 9%, an $8 million increase compared to prior guidance. This updated guidance includes a full year revenues guidance raise of $15 million offset in part by a $7 million negative foreign currency impact when compared to prior guidance rates. Adjusted EBITDA is expected to range between $2.400 and $2.410 billion, an increase of 17% year-over-year, a $6 million increase compared to prior guidance. This updated guidance includes full year adjusted EBITDA guidance raise of $9 million offset in part by a $3 million negative foreign currency impact when compared to prior guidance rates, and an expected $40 million in integration costs. AFFO is expected to range between $1.619 and $1.639 billion, an increase of 13% year-over-year. This $13 million guidance raise is primarily due to a $10 million reduction of integration costs and improved business performance and a $3 million positive foreign currency benefit when compared to prior guidance rates. Non-recurring capital expenditures are expected to range between $1.8 and $1.9 billion, and recurring capital expenditures are expected to range between approximately $199 and $209 million.

The U.S. dollar exchange rates used for 2018 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.16 to the Euro, $1.31 to the Pound, ¥114 to the U.S. dollar, S$1.37 to the U.S. dollar, and R$4.04 to the U.S. dollar. The Q3 2018 global revenue breakdown by currency for the Euro, British Pound, Japanese Yen, Singapore Dollar and Brazilian Real is 19%, 9%, 6%, 6% and 3%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q3 2018 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended September 30, 2018, along with its future outlook, in its quarterly conference call on Thursday, November 1, 2018, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Wednesday, February 13, 2019, by dialing 1-203-369-1730 and referencing the passcode 2018. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most-interconnected data centers. In 52 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income or loss from operations excluding depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of an IBX data center, and do not reflect its current or future cash spending levels to support its business. Its IBX data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of an IBX data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional IBX data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the IBX data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes acquisition costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The acquisition costs relate to costs Equinix incurs in connection with business combinations. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the acquisitions. Management believes items such as restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), which are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX data centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC. Condensed Consolidated Statements of Operations (in thousands, except per share data) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Recurring revenues	$1,207,806	$1,187,749	$1,089,033	$3,546,184	$2,997,521
Non-recurring revenues	75,945	74,194	63,228	215,387	170,686
Revenues	1,283,751	1,261,943	1,152,261	3,761,571	3,168,207
Cost of revenues	660,309	651,801	582,360	1,934,540	1,573,524
Gross profit	623,442	610,142	569,901	1,827,031	1,594,683
Operating expenses:
Sales and marketing	157,920	154,202	157,619	471,898	428,112
General and administrative	206,902	210,489	185,336	620,548	558,090
Acquisition costs	(1,120)	30,413	2,083	33,932	31,510
Gain on asset sales	(6,013)	—	—	(6,013)	—
Total operating expenses	357,689	395,104	345,038	1,120,365	1,017,712
Income from operations	265,753	215,038	224,863	706,666	576,971
Interest and other income (expense):
Interest income	2,912	3,958	2,291	11,480	9,820
Interest expense	(130,566)	(134,673)	(121,828)	(391,516)	(352,554)
Other income (expense)	3,744	8,866	(1,076)	9,546	545
Gain (loss) on debt extinguishment	1,492	(19,215)	(22,156)	(39,214)	(42,103)
Total interest and other, net	(122,418)	(141,064)	(142,769)	(409,704)	(384,292)
Income before income taxes	143,335	73,974	82,094	296,962	192,679
Income tax expense	(18,510)	(6,356)	(2,194)	(41,625)	(24,912)
Net income	$124,825	$67,618	$79,900	$255,337	$167,767
Net income per share:
Basic net income per share	$1.56	$0.85	$1.02	$3.21	$2.20
Diluted net income per share	$1.55	$0.85	$1.02	$3.19	$2.18
Shares used in computing basic net income per share	79,872	79,479	78,055	79,533	76,283
Shares used in computing diluted net income per share	80,283	79,752	78,719	79,956	76,948

EQUINIX, INC. Condensed Consolidated Statements of Comprehensive Income (Loss) (in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income	$124,825	$67,618	$79,900	$255,337	$167,767
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	(77,566)	(421,233)	100,909	(352,948)	408,830
Net investment hedge CTA gain (loss)	27,214	226,115	(60,723)	180,694	(191,121)
Unrealized gain (loss) on available-for-sale securities	—	—	245	—	(85)
Unrealized gain (loss) on cash flow hedges	6,184	35,280	(13,070)	37,384	(52,468)
Net actuarial gain on defined benefit plans	14	13	13	35	39
Total other comprehensive income (loss), net of tax	(44,154)	(159,825)	27,374	(134,835)	165,195
Comprehensive income (loss), net of tax	$80,671	$(92,207)	$107,274	$120,502	$332,962

EQUINIX, INC. Condensed Consolidated Balance Sheets (in thousands) (unaudited)

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$870,486	$1,412,517
Short-term investments	15,415	28,271
Accounts receivable, net	662,401	576,313
Other current assets	258,685	232,027
Total current assets	1,806,987	2,249,128
Long-term investments	—	9,243
Property, plant and equipment, net	10,682,826	9,394,602
Goodwill	4,852,549	4,411,762
Intangible assets, net	2,383,377	2,384,972
Other assets	562,332	241,750
Total assets	$20,288,071	$18,691,457
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$739,117	$719,257
Accrued property, plant and equipment	276,314	220,367
Current portion of capital lease and other financing obligations	98,219	78,705
Current portion of mortgage and loans payable	73,288	64,491
Current portion of senior notes	150,557	—
Other current liabilities	123,824	159,914
Total current liabilities	1,461,319	1,242,734
Capital lease and other financing obligations, less current portion	1,386,260	1,620,256
Mortgage and loans payable, less current portion	1,327,477	1,393,118
Senior notes, less current portion	8,318,782	6,923,849
Other liabilities	634,060	661,710
Total liabilities	13,127,898	11,841,667
Common stock	81	79
Additional paid-in capital	10,592,960	10,121,323
Treasury stock	(145,216)	(146,320)
Accumulated dividends	(3,145,430)	(2,592,792)
Accumulated other comprehensive loss	(922,148)	(785,189)
Retained earnings	779,926	252,689
Total stockholders' equity	7,160,173	6,849,790
Total liabilities and stockholders' equity	$20,288,071	$18,691,457

Ending headcount by geographic region is as follows:

Americas headcount	3,404	3,154
EMEA headcount	2,695	2,560
Asia-Pacific headcount	1,656	1,559
Total headcount	7,755	7,273

EQUINIX, INC. Summary of Debt Principal Outstanding (in thousands) (unaudited)

	September 30, 2018	December 31, 2017

Capital lease and other financing obligations	$1,484,479	$1,698,961

Term loans	1,353,763	1,406,686
Mortgage payable and other loans payable	47,002	50,923
Plus: debt discount and issuance costs, net	5,033	8,615
Total mortgage and loans payable principal	1,405,798	1,466,224

Senior notes	8,469,339	6,923,849
Plus: debt issuance costs	78,961	78,151
Less: debt premium	(6,100)	—
Total senior notes principal	8,542,200	7,002,000

Total debt principal outstanding	$11,432,477	$10,167,185

EQUINIX, INC. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Cash flows from operating activities:
Net income	$124,825	$67,618	$79,900	$255,337	$167,767
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	306,318	308,828	277,719	921,611	749,118
Stock-based compensation	47,588	49,725	45,654	139,849	129,602
Amortization of debt issuance costs and debt discounts and premiums	3,148	3,362	4,390	10,609	20,100
(Gain) loss on debt extinguishment	(1,492)	19,215	22,156	39,214	42,103
Gain on asset sales	(6,013)	—	—	(6,013)	—
Other items	5,730	2,322	(744)	16,940	11,411
Changes in operating assets and liabilities:
Accounts receivable	(46,685)	32,834	(50,530)	(85,126)	(202,430)
Income taxes, net	(10,010)	(7,485)	(19,681)	(32,876)	(53,608)
Accounts payable and accrued expenses	29,107	10,818	28,781	4,782	44,952
Other assets and liabilities	(35,354)	51,491	2,865	(7,530)	35,339
Net cash provided by operating activities	417,162	538,728	390,510	1,256,797	944,354
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	6,452	13,240	(28,258)	19,195	(25,059)
Business acquisitions, net of cash and restricted cash acquired	1,808	(830,993)	1,128	(829,185)	(3,628,526)
Purchases of real estate	(94,830)	(27,082)	(16,384)	(136,612)	(64,964)
Purchases of other property, plant and equipment	(545,541)	(520,239)	(320,234)	(1,415,509)	(946,048)
Proceeds from asset sales	12,154	—	—	12,154	47,767
Net cash used in investing activities	(619,957)	(1,365,074)	(363,748)	(2,349,957)	(4,616,830)
Cash flows from financing activities:
Proceeds from employee equity awards	24,243	13	21,506	50,103	41,625
Payment of dividend distributions	(185,983)	(181,760)	(159,541)	(554,742)	(463,914)
Proceeds from public offering of common stock, net of offering costs	265,671	8,202	—	273,873	2,126,341
Proceeds from loans payable	424,650	—	—	424,650	1,059,800
Proceeds from senior notes	—	—	1,199,700	929,850	2,449,700
Repayment of capital lease and other financing obligations	(19,799)	(14,069)	(15,792)	(89,655)	(60,252)
Repayment of mortgage and loans payable	(404,083)	(18,816)	(21,215)	(429,498)	(63,520)
Repayment of senior notes	—	—	(500,000)	—	(500,000)
Debt extinguishment costs	—	148	(11,766)	(20,556)	(23,020)
Debt issuance costs	(635)	—	(16,267)	(12,218)	(56,886)
Other financing activities	—	—	—	—	(900)
Net cash provided by (used in) financing activities	104,064	(206,282)	496,625	571,807	4,508,974
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(5,104)	(33,743)	9,582	(30,944)	26,450
Net increase (decrease) in cash, cash equivalents and restricted cash	(103,835)	(1,066,371)	532,969	(552,297)	862,948
Cash, cash equivalents and restricted cash at beginning of period	1,002,239	2,068,610	1,103,226	1,450,701	773,247
Cash, cash equivalents and restricted cash at end of period	$898,404	$1,002,239	$1,636,195	$898,404	$1,636,195
Supplemental cash flow information:
Cash paid for taxes	$77,648	$17,681	$16,590	$127,090	$62,411
Cash paid for interest	$152,887	$115,071	$129,014	$375,015	$342,408

Free cash flow (negative free cash flow) (1)	$(209,247)	$(839,586)	$55,020	$(1,112,355)	$(3,647,417)

Adjusted free cash flow (adjusted negative free cash flow) (2)	$(116,225)	$18,489	$70,276	$(146,558)	$46,073

(1)

We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$417,162	$538,728	$390,510	$1,256,797	$944,354
Net cash used in investing activities as presented above	(619,957)	(1,365,074)	(363,748)	(2,349,957)	(4,616,830)
Purchases, sales and maturities of investments, net	(6,452)	(13,240)	28,258	(19,195)	25,059
Free cash flow (negative free cash flow)	$(209,247)	$(839,586)	$55,020	$(1,112,355)	$(3,647,417)

(2)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases of real estate and business acquisitions, net of cash and restricted cash acquired as presented below:
Free cash flow (as defined above)	$(209,247)	$(839,586)	$55,020	$(1,112,355)	$(3,647,417)
Less business acquisitions, net of cash and restricted cash acquired	(1,808)	830,993	(1,128)	829,185	3,628,526
Less purchases of real estate	94,830	27,082	16,384	136,612	64,964
Adjusted free cash flow (adjusted negative free cash flow)	$(116,225)	$18,489	$70,276	$(146,558)	$46,073

EQUINIX, INC. Non-GAAP Measures and Other Supplemental Data (in thousands) (unaudited)

		Three Months Ended			Nine Months Ended
		September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	Recurring revenues	$1,207,806	$1,187,749	$1,089,033	$3,546,184	$2,997,521
	Non-recurring revenues	75,945	74,194	63,228	215,387	170,686
	Revenues (1)	1,283,751	1,261,943	1,152,261	3,761,571	3,168,207

	Cash cost of revenues (2)	433,186	421,733	377,767	1,250,441	1,025,776
	Cash gross profit (3)	850,565	840,210	774,494	2,511,130	2,142,431

	Cash operating expenses (4)(7):
	Cash sales and marketing expenses (5)	93,339	91,468	96,873	282,876	286,350
	Cash general and administrative expenses(6)	144,700	144,738	127,302	432,209	368,880
	Total cash operating expenses (4) (7)	238,039	236,206	224,175	715,085	655,230

	Adjusted EBITDA (8)	$612,526	$604,004	$550,319	$1,796,045	$1,487,201

	Cash gross margins (9)	66%	67%	67%	67%	68%

	Adjusted EBITDA margins (10)	48%	48%	48%	48%	47%

	Adjusted EBITDA flow-through rate (11)	39%	53%	48%	50%	53%

	FFO (12)	$340,030	$289,525	$286,119	$920,310	$706,745

	AFFO (13) (14)	$402,250	$428,126	$391,289	$1,244,952	$1,055,513

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$433,828	$433,895	$422,244	$1,294,848	$1,096,281
	Interconnection	134,159	131,720	124,377	395,132	341,475
	Managed infrastructure	18,698	18,292	18,359	55,525	50,425
	Other	5,161	4,980	1,056	11,220	3,878
	Recurring revenues	591,846	588,887	566,036	1,756,725	1,492,059
	Non-recurring revenues	33,838	29,388	30,502	89,861	74,534
	Revenues	$625,684	$618,275	$596,538	$1,846,586	$1,566,593

	EMEA Revenues:

	Colocation	$305,072	$293,518	$268,365	$886,651	$781,303
	Interconnection	34,640	33,969	27,574	103,586	73,580
	Managed infrastructure	28,387	29,731	22,465	88,804	59,342
	Other	2,552	2,364	2,475	6,682	7,842
	Recurring revenues	370,651	359,582	320,879	1,085,723	922,067
	Non-recurring revenues	26,104	23,586	17,954	73,830	54,557
	Revenues	$396,755	$383,168	$338,833	$1,159,553	$976,624

	Asia-Pacific Revenues:

	Colocation	$191,143	$186,172	$152,071	$543,513	$438,849
	Interconnection	33,318	31,924	27,593	96,011	78,233
	Managed infrastructure	20,848	21,184	22,454	64,212	66,313
	Recurring revenues	245,309	239,280	202,118	703,736	583,395
	Non-recurring revenues	16,003	21,220	14,772	51,696	41,595
	Revenues	$261,312	$260,500	$216,890	$755,432	$624,990

	Worldwide Revenues:

	Colocation	$930,043	$913,585	$842,680	$2,725,012	$2,316,433
	Interconnection	202,117	197,613	179,544	594,729	493,288
	Managed infrastructure	67,933	69,207	63,278	208,541	176,080
	Other	7,713	7,344	3,531	17,902	11,720
	Recurring revenues	1,207,806	1,187,749	1,089,033	3,546,184	2,997,521
	Non-recurring revenues	75,945	74,194	63,228	215,387	170,686
	Revenues	$1,283,751	$1,261,943	$1,152,261	$3,761,571	$3,168,207

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$660,309	$651,801	$582,360	$1,934,540	$1,573,524
	Depreciation, amortization and accretion expense	(222,523)	(225,461)	(200,682)	(670,993)	(537,748)
	Stock-based compensation expense	(4,600)	(4,607)	(3,911)	(13,106)	(10,000)
	Cash cost of revenues	$433,186	$421,733	$377,767	$1,250,441	$1,025,776

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$181,826	$180,057	$168,901	$526,138	$430,549
	EMEA cash cost of revenues	160,173	155,085	133,137	468,072	379,797
	Asia-Pacific cash cost of revenues	91,187	86,591	75,729	256,231	215,430
	Cash cost of revenues	$433,186	$421,733	$377,767	$1,250,441	$1,025,776

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$364,822	$364,691	$342,955	$1,092,446	$986,202
	Depreciation and amortization expense	(83,795)	(83,367)	(77,037)	(250,618)	(211,370)
	Stock-based compensation expense	(42,988)	(45,118)	(41,743)	(126,743)	(119,602)
	Cash operating expense	$238,039	$236,206	$224,175	$715,085	$655,230

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$157,920	$154,202	$157,619	$471,898	$428,112
	Depreciation and amortization expense	(50,415)	(48,626)	(46,899)	(149,042)	(103,517)
	Stock-based compensation expense	(14,166)	(14,108)	(13,847)	(39,980)	(38,245)
	Cash sales and marketing expense	$93,339	$91,468	$96,873	$282,876	$286,350

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$206,902	$210,489	$185,336	$620,548	$558,090
	Depreciation and amortization expense	(33,380)	(34,741)	(30,138)	(101,576)	(107,853)
	Stock-based compensation expense	(28,822)	(31,010)	(27,896)	(86,763)	(81,357)
	Cash general and administrative expense	$144,700	$144,738	$127,302	$432,209	$368,880

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$147,855	$144,263	$135,536	$438,941	$387,173
	EMEA cash SG&A	56,785	57,268	59,232	174,691	179,187
	Asia-Pacific cash SG&A	33,399	34,675	29,407	101,453	88,870
	Cash SG&A	$238,039	$236,206	$224,175	$715,085	$655,230

(8)

We define adjusted EBITDA as income from operations excluding depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales as presented below:

	Income from operations	$265,753	$215,038	$224,863	$706,666	$576,971
	Depreciation, amortization and accretion expense	306,318	308,828	277,719	921,611	749,118
	Stock-based compensation expense	47,588	49,725	45,654	139,849	129,602
	Acquisition costs	(1,120)	30,413	2,083	33,932	31,510
	Gain on asset sales	(6,013)	—	—	(6,013)	—
	Adjusted EBITDA	$612,526	$604,004	$550,319	$1,796,045	$1,487,201

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$106,536	$87,711	$105,785	$295,983	$261,934
	Americas depreciation, amortization and accretion expense	156,920	160,337	151,665	475,283	364,998
	Americas stock-based compensation expense	32,818	35,104	33,419	97,799	94,964
	Americas acquisition costs	(271)	10,803	1,232	12,442	26,975
	Americas adjusted EBITDA	$296,003	$293,955	$292,101	$881,507	$748,871

	EMEA income from operations	$88,830	$73,046	$64,197	$225,979	$164,105
	EMEA depreciation, amortization and accretion expense	89,190	88,828	74,625	270,510	229,549
	EMEA stock-based compensation expense	8,532	8,403	6,791	24,074	19,451
	EMEA acquisition costs	(742)	538	851	2,240	4,535
	EMEA gain on asset sales	(6,013)	—	—	(6,013)	—
	EMEA adjusted EBITDA	$179,797	$170,815	$146,464	$516,790	$417,640

	Asia-Pacific income from operations	$70,387	$54,281	$54,881	$184,704	$150,932
	Asia-Pacific depreciation, amortization and accretion expense	60,208	59,663	51,429	175,818	154,571
	Asia-Pacific stock-based compensation expense	6,238	6,218	5,444	17,976	15,187
	Asia-Pacific acquisition costs	(107)	19,072	—	19,250	—
	Asia-Pacific adjusted EBITDA	$136,726	$139,234	$111,754	$397,748	$320,690

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	71%	71%	72%	72%	73%
	EMEA cash gross margins	60%	60%	61%	60%	61%
	Asia-Pacific cash gross margins	65%	67%	65%	66%	66%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	47%	48%	49%	48%	48%
	EMEA adjusted EBITDA margins	45%	45%	43%	45%	43%
	Asia-Pacific adjusted EBITDA margins	52%	53%	52%	53%	51%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$612,526	$604,004	$550,319	$1,796,045	$1,487,201
	Less adjusted EBITDA - prior period	(604,004)	(579,515)	(509,308)	(1,624,467)	(1,276,824)
	Adjusted EBITDA growth	$8,522	$24,489	$41,011	$171,578	$210,377

	Revenues - current period	$1,283,751	$1,261,943	$1,152,261	$3,761,571	$3,168,207
	Less revenues - prior period	(1,261,943)	(1,215,877)	(1,066,421)	(3,418,903)	(2,767,833)
	Revenue growth	$21,808	$46,066	$85,840	$342,668	$400,374

	Adjusted EBITDA flow-through rate	39%	53%	48%	50%	53%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$124,825	$67,618	$79,900	$255,337	$167,767
	Adjustments:
	Real estate depreciation	220,017	221,029	200,313	663,901	535,114
	(Gain) loss on disposition of real estate property	(4,812)	878	5,877	1,072	3,779
	Adjustments for FFO from unconsolidated joint ventures	—	—	29	—	85
	FFO	$340,030	$289,525	$286,119	$920,310	$706,745

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO	$340,030	$289,525	$286,119	$920,310	$706,745
	Adjustments:
	Installation revenue adjustment	3,209	840	6,161	6,208	17,775
	Straight-line rent expense adjustment	1,551	1,664	2,297	5,516	5,721
	Amortization of deferred financing costs and debt discounts and premiums	3,148	3,362	4,390	10,609	20,100
	Contract cost adjustment	(5,271)	(4,384)	—	(13,010)	—
	Stock-based compensation expense	47,588	49,725	45,654	139,849	129,602
	Non-real estate depreciation expense	33,917	35,267	29,205	103,281	87,021
	Amortization expense	51,792	51,035	48,893	153,443	128,068
	Accretion expense (adjustment)	592	1,497	(692)	986	(1,085)
	Recurring capital expenditures	(55,382)	(42,206)	(44,914)	(132,819)	(105,455)
	(Gain) loss on debt extinguishment	(1,492)	19,215	22,156	39,214	42,103
	Acquisition costs	(1,120)	30,413	2,083	33,932	31,510
	Income tax expense adjustment	(16,312)	(7,827)	(10,058)	(22,567)	(6,575)
	Adjustments for AFFO from unconsolidated joint ventures	—	—	(5)	—	(17)
	AFFO	$402,250	$428,126	$391,289	$1,244,952	$1,055,513

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$612,526	$604,004	$550,319	$1,796,045	$1,487,201
	Adjustments:
	Interest expense, net of interest income	(127,654)	(130,715)	(119,537)	(380,036)	(342,734)
	Amortization of deferred financing costs and debt discounts and premiums	3,148	3,362	4,390	10,609	20,100
	Income tax expense	(18,510)	(6,356)	(2,194)	(41,625)	(24,912)
	Income tax expense adjustment	(16,312)	(7,827)	(10,058)	(22,567)	(6,575)
	Straight-line rent expense adjustment	1,551	1,664	2,297	5,516	5,721
	Contract cost adjustment	(5,271)	(4,384)	—	(13,010)	—
	Installation revenue adjustment	3,209	840	6,161	6,208	17,775
	Recurring capital expenditures	(55,382)	(42,206)	(44,914)	(132,819)	(105,455)
	Other income (expense)	3,744	8,866	(1,076)	9,546	545
	(Gain) loss on disposition of real estate property	(4,812)	878	5,877	1,072	3,779
	Adjustments for unconsolidated JVs' and non-controlling interests	—	—	24	—	68
	Adjustment for gain on sale of asset	6,013	—	—	6,013	—
	AFFO	$402,250	$428,126	$391,289	$1,244,952	$1,055,513

CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com, OR Chip Newcom, Equinix, Inc., (650) 598-6262, cnewcom@equinix.com; Equinix Media Contact: David Fonkalsrud, Equinix, Inc., (650) 598-6240, dfonkalsrud@equinix.com